EXHIBIT 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

Hallador Energy Reports 2015 Results

Denver, CO – March 11, 2016 – Hallador Energy Company (NASDAQ: HNRG) today reported financial and operating results for the year ended December 31, 2015.

Highlights include:

•	Revenue increased 41% year over year to a record $340.1 million, driven by record tons sold of 7.4 million due to the August 2014 acquisition of the Oaktown mines.

•	Bank debt was reduced by $56.9 million, to a total of $250 million.

•	Net income was $20.1 million, $.68 per share.

•	Adjusted EBITDA was $90.8 million.
o	Defined as EBITDA plus stock-based compensation.

•	Cash from operating activities was $94.7 million.

•	Adjusted free cash flow was $44 million.
o	Defined as pre-tax income, plus DD&A, plus stock-based compensation, less capex.

“Despite the many headwinds of 2015, Hallador generated record amounts of cash.  This enabled us to focus on our main goal of reducing debt,” said Brent Bilsland, our CEO.  “I am very proud of the fact that in the 16 months post purchasing the Oaktown mines, we have reduced our bank debt by $100 million. During the next few weeks we expect to execute an amendment to our credit agreement’s covenants that will increase our liquidity, enabling us to weather the slowdown in the coal industry, as more fully explained in our 2015 Form 10-K which was filed concurrently with this release. “

EBITDA, adjusted EBITDA and adjusted free cash flow are supplemental measures of financial performance that are not required by, or presented in accordance with GAAP. These measures have limitations as analytical tools and should not be considered in isolation from, or as a substitute for, analysis of our results as reported under GAAP.

Conference Call

As previously announced our earnings conference call for financial analysts and investors will be held on Monday, March 14, 2016 at 2:00pm EST.  Dial-in numbers for the live conference call are as follows:

U.S. Toll Free:888-317-6016

Canada Toll Free:855-669-9657

Conference Title:Hallador Energy Company HNRG Call

Webcast URL: www.halladorenergy.com under Webcasts

Following the live webcast, a replay will be available at the same URL on our website for seven days. A telephonic replay will also be available approximately two hours after the call and accessed by dialing (877) 344-7529 (domestic) or (855) 669-9658 (Canada) and entering pass code 10082203. The telephonic replay will be available for seven days; a transcript will be available on our website at www.halladorenergy.com, under Presentations.

Hallador is headquartered in Denver, Colorado and through its wholly owned subsidiary, Sunrise Coal, LLC, produces coal in the Illinois Basin for the electric power generation industry. To learn more about Hallador or Sunrise, visit our websites at www.halladorenergy.com or www.sunrisecoal.com.

Contact:  Becky Palumbo

303.839.5504 Ext. 316

rpalumbo@halladorenergy.com

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